Exhibit 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT
BY AND AMONG
FOOTSTAR CORPORATION,
SEARS BRANDS LLC
AND
SEARS HOLDINGS CORPORATION

DATED AS OF APRIL 3, 2008

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Page
8.9 Articles and Sections	24
8.10 Interpretation	24
8.11 Severability of Provisions	24
8.12 Counterparts	24
8.13 No Third Party Beneficiaries	24

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SECTIONS OF THE DISCLOSURE LETTER

4.2(b)	Seller Consents and Notices
4.2(d)	No Conflicts – Requirements of Law
4.3(a)	Material Contracts
4.3(b)	License Exceptions
4.4(a)	Intellectual Property
4.4(b)	License Consents
6.4(b)	Nunc Pro Tunc Assignments
8.1(a)(1)	Active Intellectual Property
8.1(a)(2)	Designated Intellectual Property
8.1(a)(3)	Excluded Intellectual Property
8.1(a)(4)	IP Licenses
8.1(a)(5)	Third Party IP Licenses
8.1(a)(6)	Specified Licenses
EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Assignment of Intangible Property
Exhibit C	Form of Release
Exhibit D	Form of CUGA Assignment

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          INTELLECTUAL PROPERTY PURCHASE AGREEMENT, dated as of April 3, 2008 (this “Agreement”), by and among Footstar Corporation, a Texas corporation (“Footstar” or the “Seller”), Sears Brands LLC, an Illinois limited liability company (the “Purchaser”), and Sears Holdings Corporation, a Delaware corporation (“SHC”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in Section 8.1(a).
W I T N E S S E T H:
          WHEREAS, the Purchaser desires to purchase certain intellectual property assets of the Seller and the Seller desires to sell such assets to the Purchaser on the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Purchase and Sale
          1.1 Assets to Be Transferred
          On the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases and assumes from the Seller, free and clear of all Encumbrances, all of the Seller’s right, title and interest in and to all of the Intellectual Property, the Specified Licenses and the Books and Records relating to the foregoing and the CUGA/HYPERFLEX Marks for the limited purposes set forth in Section 8.4 (collectively, the “Purchased Assets”).
          1.2 Specified Liabilities
          Upon the terms and subject to the conditions hereof, the Purchaser hereby assumes from the Seller all Liabilities arising with respect to the performance after the date hereof of the Specified Licenses, excluding any Liability resulting from any breach thereof by the Seller prior to the date hereof (collectively, the “Specified Liabilities”).
          1.3 Purchase Price
          The Purchase Price shall be paid by the Purchaser to Footstar simultaneous with the execution hereof by wire transfer of immediately available funds. The “Purchase Price” shall be a cash payment in the aggregate amount of thirteen million, six thousand two hundred and fifty dollars ($13,006,250.00).
          1.4 Closing
          Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Specified Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or such other place as the Seller and Purchaser may agree), at 10:00 a.m., New York City time, on the date hereof (the “Closing Date”).
          1.5 Closing Deliveries
          (a) Simultaneous with the execution hereof, the Seller shall deliver or cause to be delivered to the Purchaser:
          (i) duly executed Assignments of Intangible Property to transfer the Purchased Assets to the Purchaser free and clear of all Encumbrances;
          (ii) duly executed counterparts of one or more applicable Assignment and Assumption Agreements;
          (iii) duly executed release by Bank of America, N.A. (“BOA”) of encumbrances with respect to the Purchased Assets, in substantially the form attached hereto as Exhibit C; and
          (iv) duly executed CUGA Assignment.
          (b) Simultaneous with the execution hereof, the Purchaser shall deliver or cause to be delivered to the Seller duly executed counterparts of one or more applicable Assignment and Assumption Agreements.
2. License; Use of Intellectual Property
          2.1 License
          Effective upon the conveyance of the Intellectual Property pursuant to Section 1.1, Purchaser hereby grants to Seller an exclusive (other than with respect to (x) use by SHC and its Affiliates for the purposes of ordering inventory for their stores following the Master Agreement Termination Date and (y) the license granted pursuant to Exhibit 2.1 hereto), irrevocable non-transferable, royalty-free license to use the Intellectual Property in connection with (i) the ordinary course operations of the Business in a manner and at a standard of quality that is consistent with Seller’s past practice (the “Business License”), (ii) the ordinary course operations of the Rite Aid Business in a manner and at a standard of quality that is consistent with Seller’s past practice (the “Rite Aid License”), and (iii) the wind-down of the Seller’s Business and the Rite Aid Business, including the irrevocable right to sell inventory, including inventory on order; provided, that the Business License and Rite Aid License shall cease to be exclusive upon the occurrence of the Master Agreement Termination Date and shall thereafter be entirely non-exclusive. The Business License includes the right to sublicense the Intellectual Property pursuant to the IP Licenses. The Business License shall expire and be of no further force and effect ninety (90) days following the Master Agreement Termination Date (such period, the “Transition Period”), provided that, in the event of an early termination of the Master Agreement under Section 4.2 thereof, Seller shall continue to have the right to use the Intellectual Property in connection with the sale of inventory for as long as it may maintain occupancy and possession of the Footwear Departments under Section 4.2(b) of the Master Agreement (such period, the “Occupancy Period”). The Rite Aid License shall expire and be of no further force and effect on December 31, 2009. Also effective upon the conveyance of the Intellectual Property pursuant to Section 1.1, each of Purchaser and Seller grant the respective licenses set forth on Exhibit 2.1 hereto.
          Seller agrees that, during such term of the Business License and Rite Aid License and thereafter, Seller will not contest, harm, misuse, or bring into disrepute any of Purchaser’s rights in and to the Intellectual Property, or contest the validity of these licenses. Seller acknowledges and agrees that Purchaser would not have an adequate remedy at law and would be irreparably harmed in the event Seller were to misuse, harm, or bring into disrepute any of the Trademarks or if Seller were to breach any term of this Section 2.1 concerning the proper use of the Intellectual Property. Accordingly, it is agreed that, in the event of a breach or threatened breach of this Section 2.1 concerning the proper use of the Intellectual Property, Purchaser, in addition to any other remedies at law or in equity, shall be entitled to equitable relief, including but not limited to immediate injunctive relief without the requirement of posting a bond or other security. Purchaser agrees that, during such time as the Business License and Rite Aid License are exclusive, Purchaser shall not sell or offer for sale, directly or indirectly, any footwear bearing one or more of the Trademarks. Seller shall not charge a royalty in respect of the use of any Intellectual Property in connection with the Business other than in connection with the IP Licenses.
          2.2 Use of Intellectual Property
          Following the Master Agreement Termination Date, Seller shall:
          (a) use its commercially reasonable efforts to promptly remove any Trademarks other than Trademarks used in connection with the Rite Aid Business (the “Rite Aid Trademarks”) from the assets of the Seller, other than merchandise inventory purchased or on order prior to the Master Agreement Termination Date and historical business records;
          (b) remove any Trademarks other than Rite Aid Trademarks from its remaining merchandise inventory that has not been sold as of the end of the Transition Period or the Occupancy Period, as applicable;
          (c) as soon as reasonably practicable remove any Trademarks other than Rite Aid Trademarks from all buildings, signs and vehicles of the Seller or any of its Affiliates and cease using any Trademarks other than Rite Aid Trademarks in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms and business cards of the Seller or any of its Affiliates;
          (d) as soon as reasonably practicable change the name of the Seller or any of its Affiliates, to the extent applicable, to delete any references to any of the Trademarks other than Rite Aid Trademarks; and
          (e) use its commercially reasonable efforts to provide Purchaser with a copy of, and thereby convey title to, those style guides, logo standards or art files (x) that are currently being used in connection with the Active Intellectual Property or (y) that are in hard copy and may be located by Seller after conducting a reasonable search solely with respect to Trademarks (other than the Active Intellectual Property) (collectively (x) and (y), the “Style Guides”), in each case as soon as reasonably practicable following the Master Agreement Termination Date. The Style Guides shall be transferred on an as-is, where-is basis, and Seller makes no representations or warranties, whether under this Agreement or otherwise, expressed or implied, in connection with or with respect to the Style Guides. Following the Master Agreement Termination Date, Seller shall use its commercially reasonable efforts to give Purchaser reasonable prior notice before discarding any Style Guides that are currently being used and relate to the Active Intellectual Property and a copy of which has not been previously provided to Purchaser.
          Following December 31, 2009, Seller shall:
          (a) remove any Rite Aid Trademarks from its remaining merchandise inventory;
          (b) as soon as reasonably practicable remove any Rite Aid Trademarks from all buildings, signs and vehicles of the Seller or any of its Affiliates and cease using any Rite Aid Trademarks in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms and business cards of the Seller or any of its Affiliates; and
          (c) as soon as reasonably practicable change the name of the Seller or any of its Affiliates, to the extent applicable, to delete any references to any of the Rite Aid Trademarks.
3. [Reserved]
4. Representations and Warranties of the Seller
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Purchaser by the Seller on the date hereof (the “Disclosure Letter”), Seller represents and warrants to the Purchaser as of the date hereof, that:
          4.1 Due Incorporation and Authority
          Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the board of directors of the Seller and no other corporate proceedings on the part of the board of directors of the Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.2 No Conflicts
          The execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Seller of this Agreement in accordance with its terms will not (with or without notice or lapse of time or both):
          (a) violate the certificate of incorporation or by-laws of the Seller;
          (b) require the Seller to obtain any consents (including third party consents in connection with the assignment to the Purchaser or its permitted assignee of the IP Licenses and Third Party IP Licenses), approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except (i) as set forth in Section 4.2(b) of the Disclosure Letter (the “Seller Consents and Notices”), (ii) as required in any jurisdiction to transfer or record the transfer of any of the Intellectual Property and (iii) where the failure to obtain any such consent would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (c) assuming the Seller Consents and Notices are obtained or made, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any IP License or Third Party IP License except for violations, breaches, terminations or defaults that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or
          (d) violate any Requirement of Law to which the Seller or any of the Purchased Assets, IP Licenses, Third Party IP Licenses or Assumed Liabilities are subject, except for violations that would not reasonably be expected to, either individually or in the aggregate, be material and except as set forth in Section 4.2(d) of the Disclosure Letter.
          4.3 Material Contracts
          (a) Except for the intellectual property licenses contained in Article III of the Master Agreement, Section 4.3(a) of the Disclosure Letter sets forth a complete and accurate list as of the date hereof of the following contracts to which Seller is party (collectively, “Material Contracts”):
          (i) contracts granting to Seller any material right under or with respect to any trademark, service mark, certification mark, trade name, brand name, trade dress, logo, business or product name, slogan, or registration or application for registration thereof used in the Business or the Rite Aid Business; and
          (ii) contracts under which Seller grants any material right under or with respect to any Intellectual Property to another Person.
          (b) Copies of all Material Contracts have been previously provided or made available to the Purchaser or Purchaser’s counsel, and such copies are true, complete and correct. Except as disclosed in Section 4.3(b) of the Disclosure Letter: (A) each IP License and Third Party IP License is a valid and binding obligation of the Seller and, to the Seller’s Knowledge, the other parties thereto, and is in full force and effect, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (B) the Seller has performed all material obligations required to be performed by it to date under each IP License and Third Party IP License and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder; and (C) to the Seller’s Knowledge, each of the other parties to such IP License and Third Party IP License has in all material respects performed all obligations required to be performed by it under such IP License and Third Party IP License and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder.
          4.4 Intellectual Property
          (a) Section 4.4(a) of the Disclosure Letter sets forth a list of all registered Intellectual Property as of the date hereof. Except as set forth in Section 4.4(a) of the Disclosure Letter, the Seller owns, free and clear of all Encumbrances other than Permitted Encumbrances, all the registered Intellectual Property. All of the Designated Intellectual Property is valid and enforceable and, to Seller’s Knowledge, all other Active Intellectual Property is valid and enforceable. The Seller has taken all necessary actions that are commercially reasonable to maintain and protect each item of Designated Intellectual Property. The Seller is in compliance with the material terms of any license to or license of (i) Designated Intellectual Property and (ii) to Seller’s Knowledge, all of the other Intellectual Property and any intellectual property subject to a Third Party IP License. Except as otherwise set forth in Section 4.4(a) of the Disclosure Letter, Seller has not received any written notice that, nor does any of, the Designated Intellectual Property or Active Intellectual Property currently infringe upon or otherwise violate any intellectual property rights of others. Except as set forth in Section 4.4(a) of the Disclosure Letter, to the Seller’s Knowledge, no Person is infringing upon or otherwise violating any rights associated with the Intellectual Property. Except as otherwise set forth in Section 4.4(a) of the Disclosure Letter, no Claim is pending against the Seller or, to the Seller’s Knowledge, is threatened, (i) contesting the right of the Seller to make, use, sell, import, export, license or make available to any Person any of the products in the Inventory or otherwise sold by Footstar in connection with the Business prior to the date hereof or (ii) opposing or attempting to cancel any of the rights associated with the Active Intellectual Property. Except as otherwise set forth in Section 4.3(a) of the Disclosure Letter, the registered Intellectual Property is not subject to any material outstanding decree, order, judgment, settlement, agreement, or stipulation that restricts in any manner the Seller’s use, transfer, or licensing thereof in connection with the Business. The Intellectual Property, together with the Third Party IP Licenses and the Master Agreement, constitutes all patents and trademarks owned or licensed by the Seller and its Affiliates necessary for the operation of the Business in substantially the manner currently conducted by the Seller and its Affiliates.
          (b) Section 4.4(b) of the Disclosure Letter sets forth those IP Licenses and Third Party IP Licenses in respect of which any consent, license, waiver or other approval from any third party is required in connection with the assignment of such IP License or Third Party IP License to Purchaser or its designee(s).

          4.5 Brokers
          The Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
5. Representations and Warranties of the Purchaser
          The Purchaser and SHC, jointly and severally, represent and warrant to the Seller as follows:
          5.1 Due Incorporation and Authority
          Each of the Purchaser and SHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the State of Delaware, respectively. Each of the Purchaser and SHC has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by the Purchaser and SHC of this Agreement, the performance by the Purchaser and SHC of its obligations hereunder and the consummation by the Purchaser and SHC of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser and SHC and no other corporate proceedings on the part of the Purchaser and SHC are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and SHC, and, assuming the due authorization, execution and delivery hereof by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Purchaser and SHC, enforceable against the Purchaser and SHC in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          5.2 No Conflicts
          The execution and delivery by the Purchaser and SHC of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Purchaser of this Agreement in accordance with its terms will not:
          (a) violate the certificate of incorporation or by-laws (or comparable documents) of the Purchaser or SHC;
          (b) require the Purchaser or SHC to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person;
          (c) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any contract, lease, loan agreement, mortgage, security agreement, guarantee, indenture or other agreement or instrument to which the Purchaser or SHC is a party or by or to which either the Purchaser or SHC or any of their respective properties is or may be bound or subject; or
          (d) violate any Requirement of Law to which the Purchaser or SHC is subject; provided, however, that each of the cases set forth in clauses (b) through (d) above is subject to exceptions that could not have, either individually or in the aggregate, a material adverse effect on the Purchaser.
          5.3 Condition of Purchased Assets; Independent Investigation
          (a) Each of Purchaser and SHC is an informed and sophisticated participant in the transactions contemplated hereby. Each of Purchaser and SHC has undertaken an investigation, been provided with, evaluated and relied upon certain documents and information to assist it in making an informed and intelligent decision with respect to the execution of this Agreement. Each of Purchaser and SHC acknowledges that the Seller makes no representation or warranty as to the value of or revenues obtainable from ownership of the Purchased Assets, IP Licenses or Third Party IP Licenses. Except for the representations set forth in Article 4 hereof, Purchaser and SHC are not relying on any representation or warranty of any Person with respect to the transactions contemplated hereby.
          (b) Each of Purchaser and SHC acknowledges that it and its Representatives and agents have been permitted full and complete access to the Books and Records, facilities, equipment, contracts, insurance policies and other properties and assets of the Seller that the Purchaser, SHC and their Representatives and agents have desired or requested to see and/or review, and that the Purchaser, SHC and their Representatives and agents have had a full opportunity to meet with the officers and employees of the Seller to discuss the Purchased Assets, IP Licenses, Third Party IP Licenses and Assumed Liabilities. Each of Purchaser and SHC acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Seller and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Purchaser and SHC has relied on the results of its own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in this Agreement.
          5.4 Brokers
          Neither Purchaser nor SHC has incurred, nor will Purchaser or SHC incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
6. Covenants and Agreements
          6.1 Confidentiality
          Subject to Section 6.3, each party hereto hereby reaffirms the confidentiality letter agreement, dated February 13, 2008 (the “Confidentiality Agreement”), between Footstar, Inc. and SHC, and agrees to fulfill its obligations thereunder. Each of the Seller and the Purchaser agrees to be bound by the terms of the Confidentiality Agreement as if an original party thereto.

          6.2 Expenses
          Except as otherwise specifically provided herein, the Purchaser and SHC on the one hand and Seller on the other hand shall bear their respective fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and all related documents contemplated hereby and the transactions contemplated hereby and thereby, including all fees and expenses of their Representatives.
          6.3 Public Announcements
          No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement without prior approval of the other party, which approval shall not be unreasonably withheld or delayed, unless such disclosure is required by applicable Requirements of Law or the rules of any stock exchange or by the request of any Governmental Body. The parties shall cooperate, using commercially reasonable efforts, as to the timing and contents of any such announcement, including any such announcement required by applicable law or the rules of any stock exchange.
          6.4 Further Action; Transfer of Licenses
          (a) Each party, at the request of the other party, shall execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby. From time to time after the Closing, the Purchaser shall prepare all documents and the Purchaser and Seller shall take all actions reasonably necessary to further the sale and assignment of the Intellectual Property to the Purchaser hereunder, provided that Purchaser shall use commercially reasonable efforts to prepare and provide such documents to Seller prior to December 31, 2008. Such Intellectual Property assignments shall be in recordable form based on the local law requirements. The Purchaser assumes responsibility for and will bear the expenses of preparing, translating and recording such Intellectual Property assignments in all jurisdictions. Following the Closing, the Seller shall have no obligation or responsibility for maintaining or prosecuting any Intellectual Property transferred to the Purchaser hereunder, except for complying with the Purchaser’s reasonable requests for information. Any further actions by the Seller contemplated hereunder, other than executing documents, shall be conditioned on the prompt reimbursement by Purchaser of any reasonable, documented, out-of-pocket fees, costs and expenses incurred by Seller to comply with such requests.
          (b) Seller shall cause to be assigned to Purchaser, free and clear of all Encumbrances, the registered trademarks listed in Section 6.4(b) of the Disclosure Letter.
          (c) From and after the Closing until the Master Agreement Termination Date, the Purchaser shall (i) take all necessary actions that are commercially reasonable to maintain and protect each item of Designated Intellectual Property and Intellectual Property used on the Inventory and the Rite Aid Trademarks and (ii) ensure that the Intellectual Property remains free and clear of all Encumbrances other than Permitted Encumbrances.

          (d) Effective upon the Master Agreement Termination Date, subject to obtaining the applicable Seller Consents and Notices and for no additional consideration, (i) Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and assume from the Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to the IP Licenses (other than the Specified Licenses) and the Third Party IP Licenses, (ii) Purchaser shall assume from Seller (to the extent not already assumed) all Liabilities arising with respect to the performance after the Master Agreement Termination Date of the IP Licenses and the Third Party IP Licenses, excluding Liability resulting from any breach thereof by the Seller prior to the Master Agreement Termination Date (collectively with the Specified Liabilities, the “Assumed Liabilities”) and (iii) Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, duly executed counterparts of an Assignment and Assumption Agreement with respect to the IP Licenses (other than the Specified Licenses) and the Third Party IP Licenses.
          (e) From and after the date hereof, Seller shall not, nor shall it permit any affiliate to, without the written consent of the Purchaser, which consent shall not be unreasonably withheld, renew, amend, waive or modify in any manner any of the IP Licenses (other than the Specified Licenses) or Third Party IP Licenses. From and after the date hereof, Seller shall, and shall cause its applicable affiliates to, unless otherwise consented to in writing by the Purchaser, (i) perform in all material respects in the ordinary course and as required thereunder, all of their obligations under the IP Licenses and Third Party IP Licenses (assuming the due performance by third parties under such licenses), and (ii) notify the Purchaser of any default by any party of any obligation under any IP License or Third Party IP License.
          (f) The Seller hereby makes, constitutes and appoints SHC, with full power of substitution and resubstitution, its true and lawful attorney for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, file and record such other agreements, certificates, instruments or documents as may be necessary or advisable to transfer the Purchased Assets to Purchaser free and clear of all Encumbrances. The Seller authorizes such attorney-in-fact to take any further reasonable action which such attorney-in-fact shall reasonably consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as the Seller might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 6.4(f), being coupled with an interest, is irrevocable.
          (g) Purchaser and Seller shall cooperate to obtain/issue the Seller Consents and Notices, each at their own expense; provided, that in no event shall either Purchaser or Seller be required to pay any consent fee to any counterparty to any IP License or Third Party IP License or to any other Person.
          6.5 Books and Records; Access to Purchased Assets
          (a) The Purchaser agrees that it shall preserve and keep all Books and Records in respect of the Purchased Assets, IP Licenses and Third Party IP Licenses, respectively, in the Purchaser’s possession for a period of at least six (6) years from the date on which the respective asset is transferred. After such six-year period, if at any time the Purchaser shall desire to dispose of any of such Books and Records, then the Purchaser shall provide written notice to the Seller at least thirty (30) calendar days prior to such intended disposition and shall provide the Seller with an opportunity, at the Seller’s cost and expense, to remove and retain all or any part of such Books and Records as the Seller may select. At any time prior to such disposition, Representatives of the Seller shall, upon reasonable notice, have reasonable access thereto during normal business hours to examine, inspect and copy such Books and Records.
          (b) If, in order to properly prepare documents required to be filed with Governmental Bodies or its financial statements, it is necessary that either party hereto or any successors thereto be furnished with additional information relating to the Purchased Assets, IP Licenses, Third Party IP Licenses or Assumed Liabilities, and such information is in the possession of the other party hereto or any successor thereto or any of their respective Affiliates, such party agrees to use commercially reasonable efforts to furnish or cause to be furnished such information to such other party, at the reasonable cost and expense of the party being furnished such information.
          (c) On or after the date hereof, if the Seller or any of its Affiliates is subject to a proceeding in respect of the Purchased Assets, IP Licenses or Third Party IP Licenses (including a Tax audit) with any Person, Purchaser and SHC shall afford the Seller and its Affiliates and Representatives reasonable access upon reasonable prior notice during normal business hours and in a manner so as not to unreasonably interfere with the normal operations of Purchaser or SHC to all employees, offices, properties, agreements, records, books and affairs of Purchaser or SHC reasonably related to the Purchased Assets, IP Licenses and/or Third Party IP Licenses that are the subject matter of such proceeding and provide copies of such information concerning the Purchased Assets, IP License and/or Third Party IP Licenses as the Seller or its Affiliates may reasonably request to enable the Seller and its Affiliates to investigate reasonably the subject matter of any such proceeding and respond to any claims or discovery requests related thereto. Any such access shall be conditioned on the prompt reimbursement by Seller of any reasonable, documented, out-of-pocket fees, costs and expenses incurred by Purchaser or SHC to comply with such requests.
7. Indemnification
          7.1 Indemnification by the Seller
          From and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Purchaser’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by the Purchaser’s Indemnified Persons as a result of or arising from:
          (a) any breach of the representations or warranties of the Seller set forth in Article 4, but, as to the representations and warranties set forth in Section 4.4, solely in respect of the Active Intellectual Property; or
          (b) the breach of any covenant, agreement or other obligation of the Seller set forth in this Agreement or the Related Documents.

          7.2 Indemnification by the Purchaser
          (a) From and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless the Seller’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by the Seller’s Indemnified Persons as a result of or arising from:
          (i) any breach in any representation or warranty of the Purchaser or SHC set forth in Article 5;
          (ii) the breach of any covenant, agreement or other obligation of the Purchaser or SHC set forth in this Agreement or the Related Documents; or
          (b) From and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless the Seller’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by the Seller’s Indemnified Persons as a result of or arising from the Specified Liabilities.
          (c) From and after the Master Agreement Termination Date, the Purchaser shall indemnify, defend and hold harmless the Seller’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by the Seller’s Indemnified Persons as a result of or arising from the Assumed Liabilities other than the Specified Liabilities.
          7.3 Notice and Procedure
          All claims for indemnification by any Indemnified Party against an Indemnifying Party under this Article 7 shall be asserted and resolved as follows:
          (a) (i) If any claim or demand for which an Indemnifying Party is liable for Losses to an Indemnified Party is alleged or asserted by a Person other than any of the Purchaser’s Indemnified Persons or any of the Seller’s Indemnified Persons (a “Third Party Claim”), the Indemnified Party shall deliver written notice (a “Claim Notice”) promptly to the Indemnifying Party, together with a copy of all papers served, if any, and specifying the nature of and alleged basis for the Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of the Third Party Claim. If the Indemnified Party fails to deliver the Claim Notice to the Indemnifying Party within ten (10) calendar days after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim if, and only to the extent that, the Indemnifying Party’s ability to defend the Third Party Claim has been materially prejudiced by such failure; provided, that if the failure to provide such notice causes the amount to be paid pursuant to such indemnification to be greater than it otherwise would have been, the Indemnifying Party shall not be obligated for any such excess amounts. The Indemnifying Party will notify the Indemnified Party within twenty (20) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party intends, at the sole cost and expense of the Indemnifying Party, to assume the defense of the Indemnified Party against the Third Party Claim. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof, except as provided by Section 7.3(a)(ii).

          (ii) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party will have the right and obligation to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted in good faith by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent shall not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings (including the selection of legal counsel); provided, however, that the Indemnified Party may file during the Notice Period, at the sole cost and expense of the Indemnified Party, any motion, answer or other pleading that the Indemnified Party may deem necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party; provided, further, however, that, if requested by the Indemnifying Party, the Indemnified Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim or cross-claim against any Person (other than the Indemnified Party). Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of Books and Records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 7.3(a)(ii) and, except as provided in this Section 7.3(a)(ii), the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Third Party Claim if (1) the Persons against whom the claim is made, or any impleaded Persons, include both the Indemnifying Party and any Indemnified Party, and (2) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, representation of both such Persons by the same counsel would be inappropriate due to conflicting interests between them, in which case any Indemnified Party shall have the right to defend the Third Party Claim and to employ counsel (reasonably acceptable to the Indemnifying Party) at the expense of the Indemnifying Party (such instance a “Conflicted Indemnification”).
          (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, or if the Indemnifying Party gives such notice but fails to prosecute in good faith or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party (it being understood that the Indemnifying Party shall only be liable for the reasonable, documented fees and expenses of one counsel for the Indemnified Party), the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted in good faith by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld). In any such instance, the Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that, if requested by the Indemnified Party, the Indemnifying Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnified Party and its counsel in contesting the Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim or cross claim against any Person (other than the Indemnifying Party).
          (iv) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party against the Third Party Claim, and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to Section 7.3(a) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonably incurred costs and expenses.
          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that is not a Third Party Claim, the Indemnified Party shall deliver a written notice (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party specifying the nature of and specific basis for the claim and, to the extent then feasible, the amount or the estimated amount of the claim together with any other information reasonably requested by the Indemnifying Party. The failure by any Indemnified Party to give timely notice referred to in the preceding sentence shall not impair such Person’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby; provided, that if the failure to provide such notice causes the amount to be paid pursuant to such indemnification to be greater than it otherwise would have been, the Indemnifying Party shall not be obligated for any such excess amounts. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) calendar days following its receipt of the Indemnity Notice that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party hereunder, the claim will be conclusively deemed a liability of the Indemnifying Party hereunder.
          (c) If the Indemnifying Party timely disputes its liability with respect to a claim described in a Claim Notice or an Indemnity Notice, the Indemnifying Party and the Indemnified Party shall proceed promptly and in good faith to negotiate a resolution of such dispute within sixty (60) calendar days following receipt of the Claim Notice or Indemnity Notice.
          (d) Except where liability is disputed pursuant to Section 7.3(a)(iv) or Section 7.3(c), the Indemnifying Party shall pay the amount of any Losses to the Indemnified Party within thirty (30) calendar days following the final resolution of any Third Party Claim or any such other Claim by the Indemnified Party. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party’s obligation to indemnify and the amount thereof has been finally determined, the amount due shall bear interest from the date that the Loss was incurred until paid at the Discount Rate.

          (e) Any estimated amount of a Claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such Claim, and the giving of a Claim Notice when an Indemnity Notice is properly due, or the giving of an Indemnity Notice when a Claim Notice is properly due, shall not impair such Indemnified Party’s rights hereunder except to the extent otherwise specified herein.
          7.4 Survival of Representations; Indemnity Periods
          (a) The representations and warranties in this Agreement made by the Seller, the Purchaser and SHC, respectively, will survive the Closing until the one year anniversary of the Closing Date and the covenants and agreements to be performed by the Seller, the Purchaser and SHC, respectively, will survive the Closing for the term specified therein, or, if no term is specified, until the one year anniversary of the Closing Date (any such applicable period, the “Survival Period”). All Claims for indemnification pursuant to this Article 7 must be asserted by delivering a Claim Notice or Indemnity Notice, as applicable, in either case specifying in reasonable detail the nature of the Claim, prior to the expiration of the Survival Period and if any such Claim is not so made before the expiration of the Survival Period, the Indemnified Party shall not be entitled to indemnification. Any Claim asserted prior to the expiration of the Survival Period in accordance with this Article 7 shall survive the expiry of the Survival Period until satisfied or otherwise resolved.
          (b) Each of Purchaser and SHC acknowledges that, except as otherwise expressly set forth in Section 2.1 of this Agreement, its sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7 and, solely with respect to Intellectual Property used in connection with the Inventory other than a breach of the licenses set forth in Section 2.1, the indemnification provisions set forth in the Master Agreement. In furtherance of the foregoing, each of Purchaser and SHC hereby waives to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Seller with respect to the subject matter of this Agreement arising under or based upon any law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in this Article 7 or in the Master Agreement).
          (c) In the event that the Seller has indemnified the Purchaser under this Article 7 for any Loss, the Purchaser shall turn over to the Seller any recovery from any insurance policies with respect to such Loss.
          (d) Notwithstanding any provision of this Agreement, neither the Seller on the one hand nor the Purchaser on the other hand shall be liable to the other for, and Losses shall not include, any consequential, incidental or indirect damages, special or punitive damages, including loss or revenue, profits or income, diminution in value of securities or loss of business reputation or opportunity relating to any Claim for indemnification under this Agreement (“Special Damages”). For the avoidance of doubt, an Indemnifying Party shall be liable to an Indemnified Party for Special Damages to the extent that the Indemnified Party must pay Special Damages to a third party pursuant to a Third Party Claim.

          (e) Each party shall take all reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
          (f) Notwithstanding anything herein to the contrary, (i) no indemnification shall be available to the Purchaser Indemnified Parties under Section 7.1(a) hereof unless and until the aggregate amount of Losses that would otherwise be subject to indemnification under Section 7.1(a) exceeds $75,000 and (ii) the Seller’s aggregate liability for Losses relating to their indemnification obligations under Section 7.1(a) hereof shall not exceed $2,000,000.
          7.5 No Double Recovery
          Notwithstanding anything herein to the contrary, (a) no Indemnified Party shall be entitled to indemnification under any provision of this Agreement for any amount to the extent such Indemnified Party or its Affiliate has been indemnified or reimbursed for such amount under the Master Agreement and (b) no Indemnified Party shall be entitled to indemnification under any provision of the Master Agreement for any amount to the extent such Indemnified Party or its Affiliate has been indemnified or reimbursed for such amount under this Agreement.
          7.6 Tax Treatment of Indemnification Payments
          Any indemnification payments made pursuant to this Article 7 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price for tax purposes unless otherwise required by law.
8. Miscellaneous
          8.1 Certain Definitions
          (a) As used in this Agreement, the following terms have the following meanings:
          “Active Intellectual Property” means that portion of the Intellectual Property consisting of the Trademarks listed in Section 8.1(a)(1) of the Disclosure Letter used in connection with the Footwear Departments.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.
          “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto to be executed by the Purchaser and the Seller on the Closing Date.
          “Assignments of Intangible Property” means the Assignments of Intangible Property substantially in the form of Exhibit B hereto to be executed by the Seller on the Closing Date.

     “Books and Records” means all files, documents, instruments, papers, books and records, including Tax books and records (whether stored or maintained in hard copy, digital or electronic format or otherwise) used by the Seller primarily in connection with the ownership of the Purchased Assets, including Trademark records and other Intellectual Property records.
     “Business” means the operation of the Footwear Departments (as defined in the Master Agreement) by Footstar, Inc. and its Subsidiaries.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in New York, New York are authorized or obligated to close.
     “Claim” means a suit, claim, action, proceeding, inquiry, investigation, litigation, demand, charge, complaint, grievance, arbitration, indictment, or grand jury subpoena.
     “CUGA Assignment” means a trademark assignment executed by Seller in favor of Purchaser in substantially the form attached hereto as Exhibit D.
     “CUGA/HYPERFLEX Marks” means U.S. Registration No. 1,086,050 for “CUGA” and U.S. Registration No. 2,495,051 for “HYPERFLEX.”
     “Designated Intellectual Property” means that portion of the Intellectual Property consisting of the Trademarks listed in Section 8.1(a)(2) of the Disclosure Letter for use in the United States.
     “Discount Rate” means the discount rate as reported in The Wall Street Journal, New York Edition, on the Closing Date.
     “Encumbrances” means all Liens, claims, conditional sales agreements, rights of first refusal or options.
     “Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court or tribunal.
     “Indemnified Party” means any Person entitled to indemnification under Article 7.
     “Indemnifying Party” means any Person obligated to indemnify another Person under Article 7.
     “Intellectual Property” means all (i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto (collectively (“Patents”), (ii) trademarks, service marks, certification marks, trade names, brand names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, including without limitation the marks “Thom McAn”, “SafeTrax”, “Texas Steer” and “Cobbie Cuddlers” (collectively, “Trademarks”), (iii) copyrights and registrations thereof (collectively, “Copyrights”), and (iv) domain names, together with all goodwill directly or indirectly associated with each of the foregoing, in each case owned by the Seller or one of its Affiliates and used in connection with the Business and in each case arising in or relating to any jurisdiction, domestic or foreign; provided, that Intellectual Property (i) shall not include any (x) software, (y) websites or (z) intellectual property set forth in Section 8.1(a)(3) of the Disclosure Letter and (ii) shall, in any event, include the intellectual property set forth in Section 4.4(a) of the Disclosure Letter.
     “Inventory” means all merchandise inventory of the Business that is (i) located at a Footwear Department or in transit to a Footwear Department from a Footstar (or Footstar Affiliate) distribution center; (ii) located at a Footstar (or Footstar Affiliate) distribution center or warehouse; (iii) in transit between Footwear Departments and Footstar (or Footstar Affiliate) distribution centers or between distribution centers or (iv) in transit to Footstar (or Footstar Affiliate) distribution centers and to which Purchaser has taken title.
     “IP Licenses” means any license or agreement pursuant to which Seller has licensed any Intellectual Property to a third party and which license or agreement is listed in Section 8.1(a)(4) of the Disclosure Letter.
     “Kmart” means Kmart Corporation, a Michigan corporation.
     “Liabilities” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), whether accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate matured or unmatured, or otherwise. Without limiting the foregoing in any manner, the term “Liabilities” includes and refers to all liabilities and obligations for or with respect to Taxes, including liabilities for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
     “Lien” means any security interest, mortgage, pledge, lien, encumbrance, right, hypothecation, option, charge or claim, of any nature whatsoever.
     “Losses” means any and all damages, costs, losses, Liabilities, expenses or obligations (including reasonable attorneys’ fees and expenses).
     “Master Agreement” means that certain Amended and Restated Master Agreement, dated as of August 24, 2005, by and among Kmart, the Affiliates of Kmart party thereto, Footstar, Inc. and SHC (solely with respect to Article XX thereof), as amended by that certain Master Agreement Amendment, dated as of the date hereof, by and among Kmart, the Affiliates of Kmart party thereto, Footstar, Inc. and SHC.
     “Master Agreement Termination Date” means the Termination Date as defined in the Master Agreement or, if earlier, the date that the Master Agreement is otherwise terminated by the mutual consent of the parties thereto.
     “Material Adverse Effect” means any change, event, occurrence, fact, condition, effect or development that is materially adverse to the Purchased Assets, IP Licenses, Third Party

IP Licenses and Assumed Liabilities, taken as a whole, but shall exclude any change, event, occurrence, fact, condition, effect or development resulting from or arising out of: (a) any change in any Requirements of Law or GAAP or interpretation thereof applicable to Footstar, Inc. and its Subsidiaries; (b) any change in general economic conditions in the industries in which Footstar, Inc. or its Subsidiaries operate or affecting United States or foreign economies in general; (c) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby or thereby; (e) the failure, in and of itself, of Footstar, Inc. and its Subsidiaries to meet any projections, forecasts, published analyst estimates or expectations of their revenues, earnings or other financial performance or results of operations for any period; or (f) any actions taken, or failure to take action, in each case, to which the Purchaser or SHC has expressly consented or requested in writing; other than, in each of cases (a) through (c), any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on Footstar, Inc. and its Subsidiaries taken as a whole relative to other industry participants in the United States.
     “Permitted Encumbrance” means “blanket” Liens of lenders applying to the assets of a Person which shall be released upon the conveyance of such assets by such Person and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations that are not due or which are being contested in good faith by such Person.
     “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, joint-stock company, trust, Governmental Body or other entity.
     “Purchaser’s Indemnified Persons” means the Purchaser and the Purchaser’s Affiliates, Representatives, successors and assigns.
     “Related Documents” means any Assignment and Assumption Agreement and any Assignments of Intangible Property.
     “Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Requirements of Law” means any domestic, foreign, federal, state or local statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body.
     “Rite Aid Business” means the business of Footstar, Inc. and its Subsidiaries of operating in Rite Aid drugstores.
     “Seller’s Indemnified Persons” means the Seller and the Seller’s Affiliates, Representatives, successors and assigns.
     “Seller’s Knowledge” means the actual knowledge of Jonathan Couchman, Jeff Shepard, Mike Lynch, Dennis Lee or Maureen Richards.

     “Specified Licenses” means the licenses and agreements listed in Schedule 8.1(a)(6) of the Disclosure Letter.
     “Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies, trusts and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.
     “Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any successor or transferee liability in respect of Taxes.
     “Third Party IP Licenses” means any license or agreement pursuant to which Seller has licensed any intellectual property from a third party and which license or agreement is listed in Section 8.1(a)(5) of the Disclosure Letter.
     (b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Assumed Liabilities	6.4(d)
Business License	2.1
Claim Notice	7.3(a)(i)
Closing	1.4
Closing Date	1.4
Confidentiality Agreement	6.1
Conflicted Indemnification	7.3(a)(ii)
Disclosure Letter	4
Footstar	Preamble
Indemnity Notice	7.3(b)
Material Contracts	4.3(a)
Notice Period	7.3(a)(i)
Purchase Price	1.3
Purchased Assets	1.1
Purchaser	Preamble
Rite Aid License	2.1
Rite Aid Trademarks	2.2

Term	Section
Seller	Preamble
Seller Consents and Notices	4.2(b)
SHC	Preamble
Special Damages	7.4(d)
Specified Liabilities	1.2
Style Guide	2.2(e)
Survival Period	7.4(a)
Third Party Claim	7.3(a)(i)
Transition Period	2.1
     8.2 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial
     (a) The Purchaser, SHC and the Seller irrevocably and unconditionally consent to submit to the jurisdiction of the state and federal courts located in New York County in the State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in such courts).
     (b) Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.
     (d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 8.2(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 8.2(c) AND THIS SECTION 8.2(d).
     8.3 Notices
     Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized express courier service guaranteeing next business day delivery, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 8.3 by the party to receive such notice:
     (a) if to the Purchaser or to SHC, to:
Kmart Corp.
c/o Sears Holdings Corporation
3333 Beverly Road, B6-210B
Hoffman Estates, Illinois 60179
Attention: General Counsel
Facsimile: (203) 621-3006
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Scott K. Charles, Esq.
Facsimile: (212) 403-1000
     (b) if to the Seller, to:
Footstar, Inc.
933 MacArthur Blvd.
Mahwah, NJ 07430
Attention: Maureen Richards
Facsimile: (201) 934-2642
with a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Patrick J. Dooley, Esq.
                              Ira Rosenblatt, Esq.
Facsimile: (212) 872-1002
     8.4 Entire Agreement
     This Agreement (including any exhibits or schedules hereto), the Related Documents, the Confidentiality Letter and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby (but excluding the

CUGA Assignment), contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. Any exception or disclosure made by Seller in the Disclosure Letter with regard to a representation of the Seller shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent. The information contained in this Agreement, the Disclosure Letter, and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto any third party of any matter whatsoever (including, without limitation, any violation of any Requirement of Law or breach of contract). Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement or in the Disclosure Letter and Exhibits hereto or in any materials that have been provided to Purchaser or SHC by the Seller are not and shall not be deemed to be representations or warranties of the Seller. Notwithstanding anything to the contrary herein, the only obligations binding upon Seller with respect to the CUGA/HYPERFLEX Marks are (i) the transfer of the CUGA/HYPERFLEX Marks under Section 1.1, (ii) the delivery of the CUGA Assignment under Section 1.5(a)(iv), and (iii) the appointment of Purchaser as an attorney-in-fact under Section 6.4(f). Solely with respect to the CUGA/HYPERFLEX Marks, Seller shall have no other obligation of any kind under this Agreement and no other term, condition, representation, or warranty under this Agreement, expressed or implied, shall apply to Seller in connection with the CUGA/HYPERFLEX Marks.
     8.5 Waivers and Amendments
     This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
     8.6 Governing Law
     This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.
     8.7 Binding Effect; Assignment
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties; provided that the Purchaser, in its sole discretion, may assign this Agreement, in whole or in part, to any Affiliate of the Purchaser; provided, further, that the Purchaser shall not be relieved of any of its obligations under this Agreement as a result of such assignment.
     8.8 Usage
     All pronouns and any variations thereof refer to the masculine, feminine or neuter,

singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”
     8.9 Articles and Sections
     All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     8.10 Interpretation
     The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.
     8.11 Severability of Provisions
     If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
     8.12 Counterparts
     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
     8.13 No Third Party Beneficiaries
     Except as otherwise set forth in Article 7, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SEARS BRANDS LLC
By:	/s/ Sumeet Kanwar
	Name:	Sumeet Kanwar
	Title:	President

SEARS HOLDINGS CORPORATION
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	Senior Vice President, General Counsel and Corporate Secretary

FOOTSTAR CORPORATION
By:	/s/ Jeffrey A. Shepard
	Name:	Jeffrey A. Shepard
	Title:	President

Exhibit 2.1
Each of the Purchaser and SHC hereby acknowledge that Bank of America, N.A. (including its successors and assigns, agents, representatives and designees (including Footstar and any of its agents), “Bank of America”) in its capacity as collateral agent and administrative agent under the Amended and Restated Exit Credit Agreement dated as of February 7, 2006 among, inter alias, Bank of America and Footstar (together with any related loan documents, collectively, the “Credit Agreement”) holds a security interest in inventory of the Seller. Each of the Purchaser and SHC, with respect to Intellectual Property, and the Purchaser, SHC, and Seller, with respect to Third Party IP Licenses (solely to the extent such grant does not violate or result in the breach of any of the terms and conditions or cause the termination of or constitute a default under any of the Third Party IP Licenses) hereby grant to Bank of America a limited, royalty free, non-exclusive license and right to use, upon the occurrence of a default or event of default under the Credit Agreement, the Intellectual Property and Third Party IP Licenses, as applicable, necessary to enforce Bank of America’s rights under the Credit Agreement with respect to such inventory, including the right to complete, remove, import, offer to sell or sell, collect and otherwise transfer any collateral securing the obligations under the Credit Agreement in any lawful manner.
The parties to the Agreement agree that the license and rights described above (i) will be binding on any successor of Purchaser and/or SHC or any assignee of the Purchased Assets (or any of them), and (ii) shall terminate upon the disposition of all of the inventory by or on behalf of Bank of America.
Notwithstanding anything in this Agreement to the contrary (including Article 2.2 or 8.13 hereof), Article 2.1, as supplemented by this Exhibit 2.1, shall be binding upon each party to this Agreement and its respective successors and assigns and the parties hereby agree that they intend the benefits of Article 2.1 with respect to the disposition of the inventory, including inventory on order, as supplemented by this Exhibit 2.1, to inure to Bank of America on the terms and to the extent provided for herein and that this Exhibit or any rights described herein or in the Agreement inuring to the benefit of Bank of America shall not be amended or otherwise modified without the written consent of Bank of America, N.A.

Exhibit A
Form of Assignment and Assumption Agreement
     ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of April ___, 2008 (this “Agreement”), by and between Footstar Corporation, a Texas corporation (“Seller”) and Sears Brands LLC, an Illinois limited liability company (“Purchaser”).
W I T N E S S E T H
     WHEREAS, Seller, Purchaser and Sears Holdings Corporation are parties to an Intellectual Property Purchase Agreement, dated as of April ___, 2008, (the “IP Purchase Agreement”), providing for, among other things, the sale by Seller to Purchaser of the Purchased Assets;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. Except as otherwise provided herein, all capitalized terms not defined herein shall have the meanings ascribed to such terms in the IP Purchase Agreement.
     2. Assignment. Seller hereby sells, assigns, transfers, conveys and delivers (collectively, the “Assignment”) to Purchaser all of Seller’s legal, beneficial and other right, title, benefit, privileges and interest in and to each of the Assumed Liabilities in accordance with the terms and conditions of the IP Purchase Agreement.
     3. Acceptance and Assumption. Purchaser hereby accepts the Assignment and agrees to assume and be responsible for, and shall pay, honor, perform and discharge as and when due, the Assumed Liabilities.
     4. Terms of IP Purchase Agreement. The scope, nature, and extent of the Assumed Liabilities are expressly set forth in the IP Purchase Agreement. Nothing contained herein will itself change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the IP Purchase Agreement in any manner whatsoever. This instrument does not create, establish or expand rights, liabilities or obligations not otherwise created or existing under or pursuant to the IP Purchase Agreement. In the event of any conflict or inconsistency between the terms of the IP Purchase Agreement and the terms of this Agreement, the terms of the IP Purchase Agreement will govern.
     5. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7. Governing Law. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.
     8. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

FOOTSTAR CORPORATION
By:
Name:
Title:

SEARS BRANDS LLC
By:
Name:
Title:

Exhibit B
CONFIRMATORY TRADEMARK AND DOMAIN NAME ASSIGNMENT
     This Assignment, effective as of April ___, 2008, is made and entered into by and between Footstar Corporation, a Texas Corporation located at 933 MacArthur Blvd. Mahwah, New Jersey 07430 (“ASSIGNOR”), and Sears Brands, LLC, an Illinois Limited Liability Company located at 3333 Beverly Road, Hoffman Estates, Illinois 60179 (“ASSIGNEE”).
     WHEREAS, ASSIGNOR and ASSIGNEE entered into an Intellectual Property Purchase Agreement (hereafter “Agreement”) in which ASSIGNOR transferred certain assets to ASSIGNEE, including all of ASSIGNOR’s right, title and interest in the trademarks listed on Attachment A, all of ASSIGNOR’s common law rights, pending trademark applications and trademark registrations associated therewith         , and all of ASSIGNOR’S rights related thereto, together with the goodwill of the business associated with the trademarks, and the domain names listed on Attachment B (hereinafter, “the Trademarks”);
     WHEREAS, pursuant to the Agreement, ASSIGNOR wishes to confirm assignment of the Trademarks and ASSIGNEE’s right, title and interest thereto, and permit recordation of the Assignment throughout the world and to effect the transfer of the domain names;
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR hereby confirms the assignment to ASSIGNEE, of all of ASSIGNOR’S right, title and interest in and to the Trademarks, free and clear of all encumbrances other than the IP Licenses set forth in Schedule 8.1(a)(4) to the Agreement, together with the goodwill of the business associated with the Trademarks.
     ASSIGNOR further confirms the assignment to ASSIGNEE of all claims for damages for past infringement of the Trademarks, and consents to recordation of the Assignment of the Trademarks in the name of ASSIGNEE in all jurisdictions listed in Attachment A, and the transfer by the registrars of the domain names listed in Attachment B to ASSIGNEE.
[signature page follows]

ASSIGNOR:

FOOTSTAR CORPORATION

By:

Name:

Title:

Date:

PATENT ASSIGNMENT
     Pursuant to the Intellectual Property Purchase Agreement by and among Footstar Corporation, Sears Brands, L.L.C., and Sears Holding Corporation dated April ___, 2008, Footstar Corporation (ASSIGNOR), hereby sells, transfers and assigns to Sears Brands, L.L.C., (“Assignee”), an Illinois limited liability company, having its principal place of business at 3333 Beverly Road, Hoffman Estates, Illinois 60179, U.S.A., ASSIGNOR’s entire right, title, and interest in and to the U.S. and foreign patents and patent applications listed on Exhibit A attached hereto.
     ASSIGNOR also assigns to ASSIGNEE any and all of ASSIGNOR’s right, title and interest to reissued and reexamined patents granted relating to the patents listed on Exhibit A, all divisional, continuation, and continuation in part applications relating to the patents and applications listed on Exhibit A, and all foreign counterparts of any U.S. patents and applications listed on Exhibit A. ASSIGNOR further assigns the subject-matter of any and all claims which may be obtained in every such patent, and the right to apply for and obtain patents and Utility Model Registrations which may be granted thereon in such foreign countries, and authorize and request the Commissioner of Patents and Trademarks of the United States, and any official of any other country or countries foreign to the United States whose duty it is to issue patents, to issue said Letters Patent or Utility Model Registrations to the said ASSIGNEE, its successor, assigns, nominees, or other legal representatives, as assignee of the entire interest herein assigned, and the right to sue for and collect damages for any past, present, or future infringement of the patents and applications assigned herein.
[signature page follows]

Executed this                      day of April, 2008 at                                         .

FOOTSTAR CORPORATION (ASSIGNOR)

By:
(signature)

Printed Name:

Title:

SUBSCRIBED and SWORN
to before me this                      day
of                                         , 200                    .

Notary Public
Executed this                      day of April, 2008 at                                        .

SEARS BRANDS LLC (ASSIGNEE)

By:
(signature)

Printed Name:

Title:

SUBSCRIBED and SWORN
to before me this                      day
of                                         , 200                    .

Notary Public

ASSIGNOR:

FOOTSTAR CORPORATION

By:

Name:

Title:

Date:

CONFIRMATORY COPYRIGHT ASSIGNMENT
     This Assignment, effective as of April ___, 2008, is made and entered into by and between Footstar Corporation, a Texas Corporation, whose business address is 933 MacArthur Blvd. Mahwah, New Jersey 07430 (“ASSIGNOR”), and Sears Brands, LLC, an Illinois Limited Liability Company, whose business address is 3333 Beverly Road, Hoffman Estates, Illinois 60179 (“ASSIGNEE”).
     WHEREAS, the ASSIGNOR holds the complete and undivided copyright interest to the works listed in Attachment A (hereinafter “the Works”);
     WHEREAS, ASSIGNOR and ASSIGNEE entered into an Intellectual Property Purchase Agreement (hereafter “Agreement”) in which ASSIGNOR transferred certain assets to ASSIGNEE, including the Works, and all of ASSIGNOR’s rights related thereto;
     WHEREAS, pursuant to the Agreement, Assignor wishes to confirm assignment of the Works and Assignee’s right, title and interest thereto, and permit recordation of the Assignment throughout the world;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR does hereby confirm the sale, assignment, and transfer to ASSIGNEE, its successors and assigns, of ASSIGNOR’s entire right, title and interest in and to the copyright in the Works, free and clear of all encumbrances, including any moral rights, any registrations and copyright applications relating thereto, and any renewals and extensions thereof, and all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the Works, including past damages.
[signature page follows]

ASSIGNOR:

FOOTSTAR CORPORATION
By:

Name:

Title:

Date:

Exhibit C
TERMINATION AND RELEASE OF SECURITY INTERESTS
     Reference is made to that certain Amended and Restated Exit Credit Agreement dated as of February 7, 2006 (the “Credit Agreement”) by and among FOOTSTAR, INC., (“Footstar”) and FOOTSTAR CORPORATION (“Footstar Corp.” and, together with Footstar, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for itself and the Lenders (in such capacity, the “Administrative Agent”), as swingline lender, as issuing bank and as collateral agent (in such capacity, the “Collateral Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.
     Reference is also made to (i) that certain Amended and Restated Security Agreement (Copyrights and Trademarks) dated as of February 7, 2006 by and among the Grantor, as defined therein, and the Collateral Agent (the “C/T Security Agreement”), (ii) that certain Amended and Restated Security Agreement (Patents) dated as of February 7, 2006 by and among the Grantor, as defined therein, and the Collateral Agent (the “Patent Security Agreement”), and (iii) that certain Amended, Restated and Consolidated Security Agreement dated as of February 7, 2006 by and among the Grantors, as defined therein, and the Collateral Agent (the “Security Agreement”).
     WHEREAS, the Lenders have consented to the sale of the Purchased Assets (as defined below), such sale to be consummated on April ___, 2008 (the “Effective Time”), pursuant to a Consent in Respect of Amended and Restated Exit Credit Agreement dated March 21, 2008 (the “Consent”); and
     WHEREAS, the Collateral Agent is required to release its security interest in certain assets of the Borrowers pledged to the Collateral Agent as security for the Obligations of the Borrowers under the Loan Documents pursuant to and on terms and conditions set forth in the Consent;
     NOW THEREFORE, BANK OF AMERICA, N.A., as Collateral Agent under the Credit Agreement, hereby releases, on behalf of itself and the Lenders, its security interest in certain assets of the Borrowers pledged to the Collateral Agent as security for the Obligations of the Borrowers under the Credit Agreement, as more fully described below.
     1. Release of Security Interest.
     As of the Effective Time, and subject to the terms hereof, the Collateral Agent, on behalf of itself and the Lenders, hereby:
     (a) releases and discharges any and all security interests, liens, mortgages, charges and any other encumbrances granted by the Borrowers to the Collateral Agent for the benefit of the Lenders in the Copyrights, Marks and Mark Applications (each as defined in the C/T Security Agreement) (and any service marks, trade names and trademarks issued as a result of the Mark Applications) and the goodwill associated therewith, to the extent, and only to the extent, that the same constitute Purchased Assets;
     (b) releases and discharges any and all security interests, liens, mortgages, charges and any other encumbrances granted by the Borrowers to the Collateral Agent for the benefit of the Lenders in the U.S. Patents and Patent Applications (each as defined in the Patent Security

Agreement) and in any patents issued as a result of the Patent Applications, to the extent, and only to the extent, that the same constitute Purchased Assets; and
     (c) releases and discharges any and all security interests, liens, mortgages, charges and any other encumbrances granted by the Borrowers to the Collateral Agent for the benefit of the Lenders in (a) the Purchased Assets, and (b) those assets listed on Exhibit A hereto, from the Liens imposed thereon pursuant to the Security Agreement or any other Security Document.
     2. For the purposes hereof:
     “Books and Records” means all files, documents, instruments, papers, books and records, including Tax books and records (whether stored or maintained in hard copy, digital or electronic format or otherwise) used by Footstar Corp. primarily in connection with the ownership of the Purchased Assets, including Trademark records and other Intellectual Property records.
     “CUGA/HYPERFLEX Marks” means U.S. Registration No. 1,086,050 for “CUGA” and U.S. Registration No. 2,495,051 for “HYPERFLEX”.
     “Intellectual Property” means all (i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto (collectively (“Patents”), (ii) trademarks, service marks, certification marks, trade names, brand names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, including without limitation the marks “Thom McAn”, “SafeTrax”, “Texas Steer” and “Cobbie Cuddlers” (collectively, “Trademarks”), (iii) copyrights and registrations thereof (collectively, “Copyrights”), and (iv) domain names, together with all goodwill directly or indirectly associated with each of the foregoing, in each case owned by Footstar Corp. or one of its Affiliates and used in connection with the Business and in each case arising in or relating to any jurisdiction, domestic or foreign; provided, that Intellectual Property (i) shall not include any (x) software, (y) websites or (z) the intellectual property set forth on Schedule 1 and (ii) shall, in any event, include the intellectual property set forth on Schedule 2.
     “Purchased Assets” means all of Footstar Corp.’s right title and interest in and to all of the Intellectual Property, the Specified Licenses, the Books and Records and the CUGA/HYPERFLEX Marks.
     “Specified Licenses” means the licenses and agreements set forth on Schedule 3.
     3. Authorization to Effectuate and Evidence Termination.
     The Collateral Agent agrees to provide to the Borrowers, and hereby authorizes the Borrowers to file, at the Borrowers’ sole cost and expense, as soon as practicable after the Effective Time, all documents (which shall be in form and substance satisfactory to Administrative Agent and as to which the Administrative Agent shall have approved prior to the filing thereof) necessary to effectuate or evidence the release or reconveyance, as applicable, of all security interests filed by (or transfers effected in favor of) the Collateral Agent with (i) the United States Patent and Trademark Office or the United States Copyright Office, or (ii) any applicable UCC filing office. At the request of the Borrowers, the Collateral Agent shall execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the release and discharge of the Purchased Assets, as contemplated hereby. In the event the Borrowers are no longer in existence or the Borrowers fail to request such further action from the Collateral Agent within fifteen (15) Business Days following a written request from Sears Brands LLC, an Illinois limited liability company (the “Purchaser”) to the Borrowers (with a copy to the Collateral Agent), then at the request and sole expense of the Purchaser, and provided that the Purchaser is not legally permitted, does not have access to the necessary supporting documentation, or is not otherwise able to take such action individually, the Collateral Agent shall execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the release and discharge of the Purchased Assets, as contemplated hereby.
     4. No Other Modification; Indemnification.
     Except as expressly provided in this Termination and Release of Security Interests, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. Nothing contained in this Termination and Release of Security Interests shall (a) be construed to imply a willingness on the part of the Administrative Agent, the Collateral Agent or the Lenders to grant any similar or other future amendment, waiver or consent of any of the terms and conditions of the Credit Agreement or the other Loan Documents, (b) establish a custom or a course of dealing or conduct among the Administrative Agent, the Collateral Agent, any Lender or any Borrower, or (c) in any way prejudice, impair or effect any rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Agreement or the other Loan Documents.
     Without limitation of its indemnification obligations under the other Loan Documents, each Borrower jointly and severally agrees to indemnify the Agents and the Lenders and any Related Party thereof against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, disbursements and other charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Termination and Release of Security Interests or under the C/T Security Agreement or the Patent Security Agreement, or any claim, litigation, investigation or proceeding relating hereto or to the Collateral released as contemplated herein, whether or not any indemnitee is a party thereto; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of any indemnitee or any Affiliate of such indemnitee (or of any officer, director, employee, advisor or agent of such indemnitee or any such indemnitee’s Affiliates).
     5. Continuing Security Interests.
     Notwithstanding anything to the contrary contained herein, this Termination and Release of Security Interests shall not in any way alter, amend or terminate any security interests granted to Bank of America, N.A., as Collateral Agent for the benefit of itself and the Lenders, or any of the other Agents or Lenders except to the extent expressly provided for herein.
     6. Survivorship.
     Notwithstanding anything to the contrary contained in this Termination and Release of Security Interests, all obligations and duties of the Borrowers which, by their terms, specifically survive the repayment of the Obligations and/or termination of the Loan Documents, shall not be deemed to have been terminated or released pursuant to this Termination and Release of Security Interests, shall survive as so specified in such agreements without prejudice and shall remain in full force and effect.
     7. Governing Law.

     This Termination and Release of Security Interests shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principals of conflicts or choice of laws.
     8. Counterparts.
     This Termination and Release of Security Interests may be executed in one or more counterparts each of which will be deemed an original but all of which together shall constitute one agreement. Delivery of a counterpart of this Termination and Release of Security Interests by facsimile or by electronic transmission (such as a .pdf file sent by email) shall be as effective as delivery of a manually executed counterpart of this Termination and Release of Security Interests.
     9. Successors.
     This Termination and Release of Security Interests shall be binding upon and inure to the benefit of the Borrowers, the Lender and the Collateral Agent, the Administrative Agent and their respective successors and assigns.
     10. Third Party Beneficiaries.
     No provision in this Termination and Release of Security Interests is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto, except as otherwise provided in Section 3 hereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first set forth above.

BANK OF AMERICA, N.A., as Collateral Agent and Administrative Agent
By:
Its Duly Authorized Signatory

Acknowledged and agreed:

FOOTSTAR, INC.
By:
Name:
Title:

FOOTSTAR CORPORATION
By:
Name:
Title: